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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                              Acuity Imaging, Inc.
                              --------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   0000050811
                                   ----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 2 of 19 Pages
-------------------                                          ------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates III, Limited Partnership

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY



--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------- ---------------------------------------------------------------------
--------------------------- -------- ------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- ------------------------------------------
                            -------- ------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- ------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 3 of 19 Pages
-------------------                                          ------------------


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners III, Limited Partnership

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY



--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------- ---------------------------------------------------------------------
--------------------------- -------- ------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- ------------------------------------------
                            -------- ------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- ------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 4 of 19 Pages
-------------------                                          ------------------



--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cornelius C. Bond, Jr.

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY



--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------- ---------------------------------------------------------------------
--------------------------- -------- ------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- ------------------------------------------
                            -------- ------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- ------------------------------------------
                            -------- ------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- ------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 5 of 19 Pages
-------------------                                          ------------------




--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frank A. Bonsal, Jr.

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- --------------------------------------------------------------------
   3      SEC USE ONLY



--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------- --------------------------------------------------------------------
--------------------------- -------- -----------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- -----------------------------------------
                            -------- -----------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- -----------------------------------------
--------- --------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 6 of 19 Pages
-------------------                                          ------------------




--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Richard Kramlich

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- --------------------------------------------------------------------
   3      SEC USE ONLY



--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------- --------------------------------------------------------------------
--------------------------- -------- -----------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- -----------------------------------------
                            -------- -----------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- -----------------------------------------
--------- --------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 7 of 19 Pages
-------------------                                          ------------------




--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arthur J. Marks

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- --------------------------------------------------------------------
   3      SEC USE ONLY



--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------- --------------------------------------------------------------------
--------------------------- -------- -----------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- -----------------------------------------
                            -------- -----------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- -----------------------------------------
--------- --------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 000050811                   13G                    Page 8 of 19 Pages
-------------------                                          ------------------




--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles W. Newhall III

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]


---------
--------- --------------------------------------------------------------------
   3      SEC USE ONLY



--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------- --------------------------------------------------------------------
--------------------------- -------- -----------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            -------- -----------------------------------------
                            -------- -----------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            -------- -----------------------------------------
                            -------- -----------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------- -------- -----------------------------------------
--------- --------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [ ]
          SHARES*


--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:  Acuity Imaging, Inc.
              --------------


Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              9 Townsend West, Suite 4, Nashua, NH  03063


Item 2(a).    Names of Persons Filing:
              -----------------------
              New Enterprise Associates III, Limited Partnership ("NEA III"), NEA Partners III, Limited Partnership ("NEA Partners III"), which is the sole general partner of NEA III, and Messrs. Cornelius J. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks") and Charles W. Newhall III ("Newhall") (the "General Partners"). Bond, Bonsal, Kramlich, Marks and Newhall are individual general partners of NEA Partners III. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons".


Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------
              The address of the principal business office of NEA III, NEA Partners III, Bonsal, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.


Item 2(c).    Citizenship:
              -----------
              Each of NEA III and NEA Partners III is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).    Title of Class of Securities:
              ----------------------------
              Common Stock, $.01 par value ("Common Stock").



Item 2(e).    CUSIP Number:  0000050811.
              ------------


Item 3.              If this statement is filed pursuant to Rules 13d-
                     1(b), or 13d-2(b), check whether the person filing is a:
                     --------------------------------------------------------
                     (a)    [ ]   Broker or Dealer registered under
                                  Section 15 of the Securities Exchange Act of
                                  1934 (the "Act").

                     (b)    [ ]   Bank as defined in Section 3(a)(6) of the Act.

                     (c)    [ ]   Insurance Company as defined in Section 3(a)
                                  (19) of the Act.

                     (d)    [ ]    Investment Company registered under Section
                                   8 of the Investment Company Act of 1940.

                     (e)    [ ]    Investment Adviser registered under Section
                                   203 of the Investment Advisers Act of 1940.


                     (f)    [ ]     Employee Benefit Plan, Pension Fund
                                    which is subject to the provisions of the Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see Rule
                                    13d-1(b)(1)(ii)(F) of the Act.


                               Page 9 of 19 Pages

                     (g)    [ ]     Parent Holding Company, in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                     (h)    [ ]     Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(H) of the Act.

                    Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).


Item 4.       Ownership.
              ---------

              (a) Amount Beneficially Owned: NEA III is the record owner of 0 shares (the "Record Shares") as of December 31, 1995

              (b)  Percent of Class:  Each Reporting Person:  0%.

              (c)  Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                  (ii) shared power to vote or to direct the vote: 0 for each Reporting Person.

                 (iii)  sole power to dispose or to direct the disposition of:
                        0 shares for each Reporting Person.

                  (iv) shared power to dispose or to direct the disposition of 0 for each Reporting Person.


Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Each of NEA III, NEA Partners III and the General Partners has ceased to be the beneficial owner of more than five percent of the Common Stock of Acuity Imaging, Inc.


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
              ------------------------------------------------------------------

              Not applicable.


Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------

             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).


                               Page 10 of 19 Pages

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.


Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).







                               Page 11 of 19 Pages

                                    SIGNATURE


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1996


NEW ENTERPRISE ASSOCIATES III, LIMITED PARTNERSHIP

By:   NEA PARTNERS III, LIMITED PARTNERSHIP

      By:         *
         ------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS III, LIMITED PARTNERSHIP

By:         *
    ------------------------
    Charles W. Newhall III
    General Partner


          *
----------------------
Cornelius C. Bond, Jr.


          *
----------------------
Frank A. Bonsal, Jr.


         *
----------------------
C. Richard Kramlich


         *
----------------------
Arthur J. Marks


        *
----------------------
Charles W. Newhall III



                               Page 12 of 19 Pages

                                                      *By:
                                                           ---------------------
                                                           Nancy L. Dorman
                                                           Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992, in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.



                               Page 13 of 19 Pages